EXHIBIT 10.1
SOLVENTUM EXECUTIVE SEVERANCE PLAN AND SUMMARY PLAN DESCRIPTION
Effective Date: June 1, 2026

I.Introduction
The purpose and intent of this Solventum Executive Severance Plan (“Plan”) is to provide separation benefits to certain eligible employees of Solventum Corporation (“Solventum”) or an affiliate of Solventum participating in the Plan (each, a “Participating Employer”) who are involuntarily discharged from employment other than for Misconduct or who voluntarily terminate employment for Good Reason. This Plan does not provide separation benefits for individuals discharged from employment for Misconduct, for individuals who voluntarily terminate employment without Good Reason or for individuals whose employment is terminated by the Company pursuant to a mandatory retirement policy adopted by the board of directors of Solventum (the “Board”).
This is the summary plan description (“SPD” or “Summary”) for the Plan. It describes the terms of the Plan as in effect for individuals whose termination of employment and Benefits Approval Date (as defined in Section II.A below) occur on or after the effective date specified above. This Summary, together with any separate amendments and other documents, is also the official plan document for the Plan. This Plan expressly supersedes the prior Solventum Executive Severance Plan and Summary Plan Description.
To fully understand your benefits, it is important that you read this entire Summary carefully and understand it and your responsibilities. One of the requirements for receiving benefits under this Plan is to timely execute a Severance Agreement in a form provided by a Participating Employer, which may include terms and conditions satisfactory to Solventum, including, but not limited to, a general release of all claims in favor of Solventum and its aﬃliates (the “Severance Agreement”). Failure to follow the terms of the Plan or satisfy any Plan requirements can result in loss of eligibility or delay, reduction or termination of beneﬁts. You should keep this Summary for future reference.
Depending on your individual situation, you may be eligible for other types of employee benefits and/or retirement benefits following termination of employment under other employee benefit and/or retirement plans. Consult the plan documents for those other plans for a description of those other benefits.
You will notice certain terms and/or phrases are capitalized throughout this Summary. These terms and/or phrases are important, and you should remember them. The capitalized terms and phrases are either defined in the Summary or in the other document to which they relate.
Neither the receipt of this Summary nor its use of the term “you” indicates that you are eligible to participate in the Plan or receive benefits under the Plan. Only those individuals who satisfy the eligibility requirements and other criteria contained in the Plan are eligible to participate in the Plan.
The information in this Summary may not be relied on as tax advice for any purpose. Solventum does not guarantee any specific tax consequences. Ultimately, it is your responsibility to determine the tax treatment of the payments and benefits provided under this Plan. For information on how applicable tax law may apply to your personal situation, consult your own qualified tax advisor.
Neither the terms of the Plan nor the benefits provided under the Plan shall be a term of employment of any individual. This Summary and the Plan shall not be deemed an employment contract. Participation in the Plan does not constitute a guarantee of employment or alter the “at-will” nature of your employment.
Solventum hereby advises and encourages you to speak with an attorney regarding the provisions in this Summary and the Severance Agreement.
II.Eligibility and Required Documents
A.Persons Who Are Eligible
Except as described below in Section II.B, you are eligible to participate in this Plan only if:
1.you are classified by a Participating Employer as a regular, U.S. employee of such Participating Employer and a common law employee for employment tax purposes;

2.you are an employee at the job grade L3 level (or equivalent) or above;
3.your employment with your Participating Employer is involuntarily terminated by the Participating Employer (other than for Misconduct or pursuant to a mandatory retirement policy adopted by the Board) or you voluntarily terminate your employment with your Participating Employer for Good Reason, in each case, on or after the Effective Date, and your eligibility for severance benefits under this Plan (subject to all other eligibility requirements) has been reviewed and confirmed by: (i) the Talent Committee of the Board, if you are the Chief Executive Officer of Solventum; (ii) the Chief Executive Officer of Solventum, if you are the Chief Human Resources Officer; and (iii) the Chief Human Resources Officer, if clauses (i) and (ii) are inapplicable to you (provided, however, that the Chief Human Resources Officer may designate one or more alternate approvers for individuals covered by this clause (iii)). References in this Summary to an individual’s “Benefits Approval Date” mean the date on which the approval required in accordance with this provision is obtained with respect to such individual;
4.you separate employment on the date determined by Solventum (other than for voluntary terminations for Good Reason, in which case you will provide at least three weeks’ notice of your resignation, subject to Solventum’s discretion as to your employment end date (“Separation Date”). Solventum has discretion to determine your actual Separation Date and to change your Separation Date (other than for voluntary terminations for Good Reason);
5.you fully cooperate with the transition of your duties and perform all tasks assigned to you prior to your Separation Date;
6.you do not email, transmit, or otherwise transfer or attempt to transfer outside of Solventum any Confidential Information (as defined in the Severance Agreement) prior to your Separation Date;
7.you sign and return the Severance Agreement by the latest of: (i) your Separation Date; (ii) the date that is either 21 or 45 days, as directed by an authorized representative of a Participating Employer, after the date that you receive a copy of this Summary and the Severance Agreement; or (iii) the date that is specified in writing by an authorized representative of a Participating Employer;
8.you return all company property and materials, including all electronic information, (Company Property) and provide the Company with all log-in, password, account and similar information for any Company-related documents, programs, accounts, or other password-protected materials accessed or used by you in connection with your work for the Company, by the date you sign and return the Severance Agreement;
9.you do not revoke your Severance Agreement within any applicable revocation period, and it becomes effective, irrevocable and enforceable; and
10.You timely execute and return any other required materials or property that the Plan Administrator requests.
The classification of an individual by a Participating Employer is final, conclusive and binding for purposes of determining eligibility to participate in this Plan and shall be made solely in the discretion of the Participating Employer. No reclassification or determination of a person’s status with a Participating Employer, for any reason, without regard to whether it is initiated by a court, governmental agency or otherwise and without regard to whether or not the Participating Employer agrees to such reclassification or determination, shall make the person retroactively or prospectively eligible for benefits. However, the Participating Employer, in its sole discretion, may reclassify a person as benefits eligible on a prospective basis. Any uncertainty regarding an individual’s classification will be resolved by excluding the person from eligibility.
Employees who satisfy all of the Plan’s eligibility requirements and receive benefits under the Plan are referred to as “Plan Participants” throughout this Summary.

B.Persons Who Are Ineligible

Even if you otherwise meet the eligibility requirements above, you are not eligible to receive benefits under this Plan if:
1.you fail to comply with any terms and conditions of the Plan or the Severance Agreement;
2.you cease to work prior to the earlier of (i) the date that your services are no longer required by Solventum and (ii) your Separation Date, each as determined by Solventum and communicated to you by an authorized representative of a Participating Employer;
3.you provide notice of your intent to terminate employment with Solventum (including by reason of retirement, but excluding any good faith notice of intent to voluntarily resign for Good Reason);
4.you are an employee of a Solventum affiliate that is not a Participating Employer;
5.you are employed by a Participating Employer established outside of the United States and you do not have a primary work location in the United States at the time you receive notice of termination or, if applicable, at the time you provide a good faith notice of intent to voluntarily resign for Good Reason;
6.you are an employee below the job grade L3 level (or equivalent);
7.you are classified or treated by a Participating Employer as a temporary employee, leased employee, independent contractor, contingent worker, service worker, consultant, contract worker, agency worker, freelance worker, shared employee or a person other than a common law employee, regardless of your actual legal status;
8.your compensation is not reported on a Form W-2 issued by a Participating Employer;
9.you are covered by a contract or other written agreement that provides that you are not eligible for benefits under the Plan;
10.you are in an inactive employment status as determined by Solventum, including as a result of long-term disability;
11.you are on a leave of absence (other than an inactive leave) or short-term disability, unless you return to work, separate employment and sign the Severance Agreement by the date required by Solventum and satisfy all other eligibility requirements of this Plan;
12.you are discharged for Misconduct, as determined by Solventum;
13.your employment by a Participating Employer is terminated as a direct result of a merger, acquisition, sale, spin-off or other divestiture, involving a business, line of business, business unit, or other identifiable business group of Solventum or a Solventum affiliate that does not result in a Change in Control of Solventum and you remain employed with or reject an offer from the counterparty or you remain employed with or reject an offer from any third-party assuming roles previously held by Solventum employees such as an outsourcing program, but only if the terms and conditions of employment, including wages and benefits, are substantially comparable to the terms and conditions of your employment with Solventum and except and to the extent that Solventum, in its sole discretion, declares certain such employees eligible (Solventum reserves the right to declare certain such employees eligible while excluding other such employees), provided that you satisfy all other eligibility requirements of this Plan;
14.you are eligible for a separation-related payment or benefits under any applicable law, plan, agreement, arrangement or understanding of any nature in exchange for a release of, or the termination of, any employment- related claims you may have against your Participating Employer that is greater than the benefits under this Plan; or
15.you are offered and accept another position within Solventum or a Solventum affiliate prior to your Separation Date.
C.Severance Agreement

You must sign and return the Severance Agreement, and the Severance Agreement must become effective, irrevocable and enforceable, in order to be eligible to receive the payments and benefits described in Section B (Severance Pay), Section C (VIP Vesting), Section D (Stock Options and SARs), Section III.E (Restricted Stock Units), Section III.F (Performance Shares), and Section III.G (Outplacement Benefits). You have at least 21 or 45 days, as directed by an authorized representative of a Participating Employer, from receipt to sign and return the Severance Agreement, but the Severance Agreement cannot be signed before your Separation Date. This means that your deadline for signing and returning the Severance Agreement will be the latest to occur of your Separation Date as designated by Solventum, the 21st or 45th day (as directed by an authorized representative of a Participating Employer) after the date you ﬁrst received a copy of this Summary and the Severance Agreement, or a date that is speciﬁed in writing by an authorized representative of a Participating Employer. If your Separation Date occurs before the 21st or 45th day (as directed by an authorized representative of a Participating Employer), or such later date as may be authorized for you. You may use the entire period to consider whether to sign the Severance Agreement, or you may voluntarily sign the documents on or after your Separation Date but before the deadline to return the Severance Agreement has passed. The Severance Agreement also may include a right to revoke. If you revoke the Severance Agreement, you will not receive benefits under this Plan. You must execute and return the signed Severance Agreement and any revocation as designated by the Plan Administrator.
D.Certain Definitions
For purposes of this Plan, the following definitions have the following meanings:
1.“Change in Control” has the same meaning as such term is defined in the Solventum 2024 Long-Term Incentive Plan (the “2024 LTIP”) or any successor thereto.
2.“Good Reason” means, with respect to a voluntary termination: (i) if the voluntary termination occurs within 18 months following a Change in Control of Solventum (each such period, a “CIC Window Period”), (a) a material diminution in your position, authority, duties or responsibilities as in effect immediately prior to the Change in Control of Solventum, (b) a material diminution in your base salary or annual planned cash compensation, or (c) a material change in the geographic location at which you are required to perform in-person services for your Participating Employer; or (ii) if the voluntary termination occurs at any time other than during a CIC Window Period, (a) a material diminution in your base salary or annual planned cash compensation without your consent, other than an across-the-board reduction that applies to all comparable positions, or (b) a change in excess of 100 miles in the primary work location at which you are required to perform in-person services for your Participating Employer without your consent. Notwithstanding the foregoing, a termination (other than a termination that occurs within 18 months following a Change in Control of Solventum) will not be treated as a voluntary termination for Good Reason for purposes of this Plan unless you provide written notice to Solventum of the existence of the circumstances providing grounds for termination for Good Reason within 30 days of the initial existence of such grounds and Solventum has had at least 30 days from the date on which such notice is provided to cure such circumstances. If you do not terminate your employment for Good Reason within 60 days after the first occurrence of the applicable grounds, then you will be deemed to have waived your right to terminate for Good Reason with respect to such grounds.
3.“Misconduct” means (i) your willful failure to substantially perform your duties (other than a failure resulting from your disability); (ii) your willful failure to carry out, or comply with any lawful and reasonable directive of the Board or your immediate supervisor; (iii) the occurrence of any act or omission by you that could reasonably be expected to result in (or has resulted in) your conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or indictable offense or crime involving moral turpitude; (iv) your commission of an act of fraud, embezzlement, misappropriation, misconduct (including, for the avoidance of doubt, any breach of the Company’s Code of Conduct or policies), or breach of fiduciary duty against Solventum or any of its subsidiaries or affiliates or any of their officers, directors, employees, customers, suppliers, insurers or agents; (v) your material breach of any material provision of any written agreement with Solventum or any subsidiary; or (vi) any other intentional misconduct by you that significantly affects the business or affairs of Solventum or any subsidiary in an adverse manner.

III.Provisions Applicable to Plan Participants

A.Future Service with Solventum
Notwithstanding anything to the contrary in this Plan, if a Plan Participant becomes employed or reemployed by Solventum or any Solventum affiliate at any time during the period for which severance benefits are payable under this Plan, all severance payments and benefits shall immediately cease as of the date such employment or reemployment commences, and no further severance payments or benefits shall be payable.
B.Final Paycheck
Regardless of whether you become a Plan Participant, your final pay will be paid to you separately from any severance or retirement payment you may receive.
C.Severance Pay
If you become a Plan Participant, severance pay is payable to you directly in a lump sum or over time as specified in the Schedules attached hereto at the Plan Administrator’s discretion and is not eligible to be paid to a qualified plan. The payment will be distributed (in the same format as your base pay as of your Separation Date) after the Severance Agreement’s revocation period, if applicable, has passed. Severance pay does not qualify for voluntary deductions (e.g., Employees Stock Purchase Plan, Voluntary Investment Plan (“VIP”)) and is subject to all applicable Federal (including FICA), state, and/or local taxes in effect at the time of payment, as well as all legally required withholdings (e.g., tax levy, garnishment). Supplemental tax rates will be used for withholding purposes. In the event of your death prior to the date of payment, the payment will be made in your name to your estate or beneficiary as soon as is practical following notification to Solventum of your death.
To the extent permitted under applicable law, severance pay shall be reduced by (a) the amount paid dollar for dollar to Plan Participants in a situation where advance notice of employment loss is provided under either the federal Worker Adjustment and Retraining Notification (WARN) Act or any state or local law that is similar to the federal, or both, where the Plan Participant performs no productive work, as well as by any amount that must be paid to the Plan Participant under any government mandated severance requirement that does not prohibit offset, and (b) any outstanding debt owed to Solventum or a Solventum affiliate including the value of company property not returned as required by company policy upon termination of employment. A Plan Participant’s severance pay will in no event be reduced to less than $100 under this section. A Plan Participant’s severance pay will in no event be reduced to less than $100 under this section.
D.Voluntary Investment Plan (“VIP”) Vesting
If (1) you are employed by a Participating Employer that participates in the VIP, (2) you are a participant in the VIP, and (3) you become a Plan Participant, then your Company Contribution Account will be fully vested even if you do not have the required years of vesting service as of your Separation Date.
E.Stock Options and SARs
If you become a Plan Participant, each outstanding vested option and stock appreciation right (“SAR”) issued to you under (i) the 2024 LTIP or (ii) the 3M 2008 Long-Term Incentive Plan or the 3M Company 2016 Long-Term Incentive Plan, in each case, granted before April 1, 2024, and converted into a Solventum option or SAR in connection with the spin-off of Solventum from 3M Company (the plans in clauses (i) and (ii) and any successors thereto collectively, the “LTIP”) will remain outstanding and will not terminate 90 days after your termination of employment solely as a result of your separation from Solventum. The remaining terms and conditions of your stock options and SARs will continue to apply, including, without limitation and if applicable, the terms and conditions providing for the termination of your stock options or SARs in the event of your violation of any applicable non-competition, non-solicitation or confidentiality obligations. In no event will your stock options or SARs remain exercisable beyond the expiration of their maximum term. Unless otherwise provided pursuant to the existing terms and conditions of the applicable plan under which the stock option or SAR was granted and the applicable award agreement (see Section IV below), any stock options or SARs that are unvested as of your termination of employment will be forfeited in accordance with their terms.
F.Restricted Stock Units
1.Annual Restricted Stock Unit Awards

a.Awards issued after the Plan’s Effective date: If you become a Plan Participant, any portion of each annual restricted stock unit award issued after the Plan’s Effective Date that remains unvested at the time of your termination of employment will be automatically and irrevocably forfeited as of the Separation Date, without consideration and without any further rights with respect thereto, unless otherwise expressly provided in the applicable plan or award agreement.
b.Awards issued before the Plan’s Effective Date: If you become a Plan Participant, any portion of each annual restricted stock unit award issued before the Plan’s Effective Date and any portion of each inducement restricted stock unit award issued to you before the Plan’s Effective Date that remains unvested at the time of your termination of employment will vest on an accelerated basis. The number of additional restricted stock units that vest on an accelerated basis under this Section III.F.1.b will be determined by multiplying the total number of restricted stock units subject to each vesting tranche of your award by a fraction, the numerator of which will be the number of whole years of employment service you have completed since the award’s grant date and the denominator of which will be the number of years of employment service required to vest in the restricted stock units subject to that tranche pursuant to the otherwise applicable service-based vesting schedule. If you previously vested in one or more restricted stock units subject to the award, the number of restricted stock units that vest on an accelerated basis will be reduced on a one- for-one basis by the number of previously vested restricted stock units. The Shares underlying the restricted stock units that vest pursuant to this Section III.F.1.b will be issued as soon as administratively practicable following the date on which your release becomes effective and irrevocable (but in any event no later than March 15 of the calendar year following the calendar year in which your termination of employment occurs) or, to the extent necessary to comply with the requirements of section 409A of the Code, at such time as the shares otherwise would have been issued in accordance with the terms of your award.
2.Special Restricted Stock Unit Awards
If you become a Plan participant, any portion of each restricted stock unit award issued to you for new hire, recognition, retention, or other special purposes (collectively, “Special RSU Award”) that remains unvested at the time of your termination of employment will be treated in accordance with the terms and conditions of the applicable plan under which the restricted stock units were granted and the applicable Special RSU Award agreement.
3.Vested Restricted Stock Units
Any restricted stock units that are vested as of your Separation Date will be treated in accordance with the existing terms and conditions of the applicable plan under which the restricted stock units were granted and the applicable award agreement.
G.Performance Shares
If you become a Plan Participant, each outstanding performance share issued to you under the LTIP will vest in accordance with the applicable vesting schedule and will not be forfeited solely as a result of your separation from Solventum, provided that the target number of performance shares with respect to any award shall be prorated based on the number of whole calendar months you worked during the applicable performance period and the performance shares that may vest will be subject to actual performance results and paid at the same time as for other then-active LTIP participants.
H.Outplacement Benefits
If you become a Plan Participant, you will be eligible to receive reasonable outplacement services, as determined by Solventum in accordance with its outplacement services policy in effect as of the date of your termination of employment.
IV.Impact on Other Company Plans, Programs and Arrangements
Unless otherwise provided herein, the terms and conditions of each benefit plan, program or arrangement in which you participate as of the date of your termination of employment will govern with respect to the effect of your termination of employment under such plan, program or arrangement. In some cases, you may be eligible to receive additional benefits under such other plans, programs or arrangements whether or not you become a Plan

Participant. For example, outstanding equity awards issued to you under the LTIP (including performance share awards) may continue to vest and/or, if applicable, remain exercisable beyond the standard post-termination exercise period (but in no event beyond the expiration date of such option) if your termination of employment qualifies as a “retirement” for purposes of the relevant award or you experience a qualifying termination of employment following a change in control. For further information on the consequences of your employment status change, as well as the definition of “retirement” for purposes of your outstanding equity awards, please refer to the resource list included in your severance packet for contact information.
V.Claims Procedure
If you believe you are entitled to benefits, or you disagree with a decision regarding your benefits, you should file a claim with the Plan Administrator in accordance with the Plan’s claim procedures. If you do not file a claim or follow the claim procedures, you are giving up important legal rights. Before commencing legal action to recover benefits, or to enforce or clarify rights, you must completely exhaust the Plan’s claim procedures.
A.How to File a Claim.
To make a claim, you must file a written statement with the Plan Administrator. You should include the facts and arguments that you want considered in deciding your claim. The Plan Administrator must receive actual delivery of your written claim within 60 days after the date you knew or reasonably should have known of the facts behind your claim or, if earlier, the date of your separation.
Within 90 days of the date the Plan Administrator receives your claim, you will receive either a notice of the decision or a notice describing the need for additional time (up to 90 additional days) to reach a decision. If the Plan Administrator notifies you that it needs additional time, the notice will describe the special circumstances requiring the extension and the date by which it expects to reach a decision. If the Plan Administrator denies your claim, in whole or in part, you will receive a notice specifying the reasons, the Plan provisions on which it is based, a description of additional material (if any) needed to perfect the claim, your right to file a civil action under section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if your claim is denied upon review, and it will also explain your right to request a review.
B.How to File an Appeal.
If the Plan Administrator denies your claim, you must file a written request to have the denial reviewed. Your request should include the facts and arguments that you want considered in the review. The Plan Administrator must receive actual delivery of your written request for review within 60 days after the date that you received notice that your claim was denied. You may submit written comments, documents, records, and other information relating to your claim. Upon request you are entitled to receive free of charge reasonable access to and copies of the relevant documents, records, and information used in the claims process.
Within 60 days after the date the Plan Administrator receives your request for review, you will receive either a notice of the decision or a notice describing the need for additional time (up to 60 additional days) to reach a decision. If the Plan Administrator notifies you that it needs additional time, the notice will describe the special circumstances requiring the extension and the date by which it expects to reach a decision. If the Plan Administrator affirms the denial of your claim, in whole or in part, you will receive a notice specifying the reasons, the Plan provisions on which it is based, notice that upon request you are entitled to receive free of charge reasonable access to and copies of the relevant documents, records, and information used in the claims process, and your right to file a civil action under section 502(a) of ERISA.
If the Plan Administrator determines it needs further information to complete its review of your denied claim, you will receive either a written or electronic notice describing the additional information necessary to make the decision. You will then have 60 days from the date you receive the notice requesting additional information to provide the requested information to the Plan Administrator. The time between the date the Plan Administrator sends its request to you and the date the Plan Administrator receives the requested additional information from you does not count against the 60-day period in which the Plan Administrator has to decide your claim on review. If special circumstances exist, this period may be further extended.
C.Deadline to Commence a Lawsuit.

If you wish to bring a lawsuit over your claim, you must file your claim within the required time, complete the entire claim procedures, receive a denial from the Plan Administrator after you request a review, and commence that suit within 30 months after you knew or reasonably should have known of the facts behind your claim or, if earlier, within 6 months after the claim procedures are completed.
VI.Important Plan Information
A.Plan Administrator
The Plan Administrator shall have the discretionary power and authority to:
1.control and manage the operation of the Plan;
2.prescribe applicable Plan procedures;
3.determine the amount payable under the Plan;
4.make all decisions and determinations with respect to the Plan; and
5.interpret and apply the terms of the Plan.
This discretionary power and authority includes, without limitation:
6.determining all factual and legal questions;
7.interpreting any ambiguous or unclear terms in the Plan and the underlying documents;
8.deciding eligibility for coverage and eligibility for benefits; and
9.establishing rules to carry out administration of the Plan.
All determinations, interpretations, rules and decisions of the Plan Administrator will be made, in its sole discretion, and will be final, conclusive and binding as to all parties. In any legal action, all explicit and all implicit determinations by the Plan Administrator shall be afforded the maximum deference permitted by law. The Plan Administrator may delegate all or a portion of its powers, authority, responsibilities, discretion and rights under the Plan to an individual, entity or committee. Any delegation may allow further delegation by the individual, entity or committee to whom the delegation has been made.
The Plan Administrator reserves the right to correct any errors, defects, inconsistencies and omissions that may occur in the administration of the Plan as the Plan Administrator, in its discretion, determines appropriate. This includes reducing or eliminating benefits under the Plan, and such correction shall be final, conclusive and binding all persons. Subject to any delegation of authority, the Plan Administrator shall be the named fiduciary for the purposes of ERISA.
B.Enforceable Severance Agreement Required; Repayment.
If all or any portion of the Severance Agreement is held to be invalid, illegal or otherwise unenforceable for any reason, or you commit an act of Misconduct, Solventum will have the right (but not the obligation) to (i) declare the Severance Agreement void in its entirety, (ii) cease providing any payment or benefit otherwise owing to you under the Plan and (iii) require you to repay any and all cash severance previously paid to you under the terms of the Plan to the extent permitted by applicable law.
C.Amendment or Termination of Plan
Solventum reserves the right to modify, amend and terminate the Plan, in whole or in part, at any time and in any respect and for any reason and either prospectively or retroactively or both. Solventum's right to modify, amend or terminate the Plan includes, without limitation:

1.changes in the eligibility requirements;

2.cost-sharing and funding arrangements; and
3.benefits provided and termination of all or a portion of the coverage provided under the Plan.
No oral statements or representations can amend the Plan. Solventum makes no promise to continue the Plan or the benefits offered under the Plan in the future, and individuals have no vested right to the Plan or the benefits offered under the Plan.
The Solventum Chief Human Resources Officer, or his or her successor, may delegate in writing his or her authority to amend the Plan.
Notwithstanding the foregoing, no amendment or termination of the Plan that would reduce benefits or eliminate one or more participant’s eligibility may take effect if adopted during the period beginning 6 months prior to a Change in Control of Solventum or 18 months following a Change in Control of Solventum without the written consent of the participant(s) whose benefits or eligibility would be reduced or eliminated.
D.Funding
Benefits provided under the Plan are paid out of the general assets of Solventum. An individual does not, by virtue of participating in the Plan, have any interest in any specific asset or assets of Solventum. With respect to benefits funded out of Solventum’s general assets, an individual’s rights shall be solely those of an unsecured general creditor of Solventum.
E.Governing Law
The Plan shall be construed in accordance with the applicable provisions of ERISA and the Code; and, to the extent not preempted by Federal law, in accordance with the laws of the State of Minnesota. Any litigation commenced or arising in connection with the Plan shall be commenced and venued exclusively in the United States District Court for the District of Minnesota.
F.Section 409A of the Code
The payments and benefits provided under this Plan are intended to be exempt, to the greatest extent possible, from the requirements of section 409A of the Code, and this Plan will be construed and implemented accordingly. To the extent a payment or benefit provided under this Plan is not so exempt, this Plan and the payments and benefits to be provided hereunder are intended to, and will be construed and implemented so as to, comply in all respects with the applicable provisions of section 409A of the Code. Any right to receive installment payments under this Plan shall be treated as a right to receive a series of separate payments.
Notwithstanding anything herein to the contrary, if you are a “specified employee” (as determined by Solventum in accordance with section 409A of the Code) as of the date of your “separation from service” (as determined by Solventum in accordance with section 409A of the Code), and if any payment, benefit or reimbursement to be paid or provided under the Plan to you both (i) constitutes a “deferral of compensation” within the meaning of and subject to section 409A of the Code and (ii) cannot be paid or provided in a manner otherwise provided herein without subjecting you to additional tax, interest and/or penalties under section 409A of the Code, then any such payment, benefit or reimbursement that is otherwise payable during the first six (6) months following your separation from service shall be paid or provided to you in a lump sum on the earlier of (x) your death and (y) the first business day of the seventh month immediately following your separation from service.
Solventum makes no representations that the payments and benefits provided under the Plan comply with section 409A of the Code and in no event shall Solventum be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Plan Participant on account of noncompliance with section 409A of the Code. To the extent required by section 409A of the Code, any payments to be made to a Plan Participant upon his or her termination of employment shall only be made upon such Plan Participant's separation from service.

G.Recovery of Overpayment; Recoupment

If a benefit payment to you or on your behalf exceeds for any reason the benefit amount you are entitled to receive in accordance with the terms of the Plan, the Plan Administrator has the right to require the return of the overpayment on request, and upon request you must immediately refund the overpayment as well as help the Plan Administrator obtain the refund of the overpayment from another person or entity.
The Plan Administrator’s right to recover overpayments applies regardless of the cause, nature or source of the overpayments, and includes any overpayment resulting from retroactive awards received from any source, fraud or any error made in processing your claim. The Plan Administrator also has the right, at its option and to the extent consistent with section 409A of the Code, to recover the overpayment by reducing or offsetting against any future benefit payments. Such rights do not affect any other right of recovery the Plan Administrator may have with respect to such overpayment. In addition, the Plan Administrator reserves the right to obtain the overpayment by any other method permitted by the law. The Plan Administrator will determine, in its sole discretion, the method by which the repayment of the overpayment shall be made. Failure to repay an overpayment and cooperate with the Plan Administrator in collecting an overpayment may result in loss of coverage under the Plan.
In addition, any benefit payment under the Plan will be subject to recoupment by Solventum to the extent required to comply with applicable law or Solventum’s clawback policy, as in effect at the time your employment is terminated.
H.Assignment Prohibited
You shall not have the right to transfer any interest, benefit, right or claim you may have under this Plan, including a claim for benefits, for breach of fiduciary duty, to receive documents or information, to file a lawsuit, or any other claim or right you may have under this Plan to any party. Nor shall you have the power to anticipate, alienate, assign, sell, transfer, pledge or encumber the same.
The Plan shall not recognize an assignment of any interest, benefit, right or claim you may have under this Plan, either in whole or in part. Any attempt to assign any interest, benefit, right or claim under this Plan shall be void and non- enforceable.
Benefits under this Plan shall not be subject to attachment, garnishment, execution following judgment or other legal process. Except as may be required by law, your benefits and rights under the Plan are not subject to the claims of your creditors.
I.Section 280G
Notwithstanding any other provision of the Plan or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits received or to be received by you (including, without limitation, any payment or benefits received in connection with a Change in Control or your termination of employment, whether pursuant to the terms of this Plan or any other plan, arrangement, or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of section 280G of the Code and would, but for this Section VI.I, be subject to the excise tax imposed under section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to you of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to you if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under clause (i) above is less than the amount under clause (ii) above, the 280G Payments will be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. For purposes of this Section VI.I, “Net Benefit” shall mean the present value of the 280G Payments net of all Federal, state, local, and foreign income, employment, and excise taxes. Any reduction made pursuant to this Section VI.I shall be made in a manner determined by Solventum that is consistent with the requirements of section 409A of the Code. If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts shall be reduced (but not below zero) on a pro rata basis. All calculations and determinations under this Section VI.I shall be made by an independent accounting firm or independent tax advisor appointed by Solventum (the “Tax Advisor”) whose determinations shall be conclusive and binding on Solventum and you for all purposes. For purposes of making the calculations and determinations required by this Section VI.I, the Tax Advisor may rely on reasonable, good faith assumptions and approximations concerning the application of section 280G and section 4999 of the Code. Solventum and you shall furnish the Tax Advisor with such information and documents as the

Tax Advisor may reasonably request in order to make its determinations under this Section VI.I. Solventum shall bear all costs the Tax Advisor may reasonably incur in connection with its services.
VII.General Plan Information

Plan Feature	Plan Details
Plan Name	The official plan name is the “Solventum Executive Severance Plan”.
Type of Plan	The Plan is an employee welfare benefit plan providing severance pay benefits. The Plan is not an employee pension benefit plan.
Plan Year	The Plan Year is the calendar year beginning each January 1 and ending each December 31.
Plan Number	900
Employer/Plan Sponsor	Solventum Corporation 1750 Yankee Doodle Road Eagan, MN 55121 1-800-228-3957
Participating Employers
In addition to Solventum, Participating Employers include any Solventum affiliate that adopts this Plan if such adoption is approved by Solventum and reflected on the list of Participating Employers. The list of Participating Employers may be amended from time to time. Contact the Plan Administrator to obtain a list of Participating Employers.

Plan Sponsor’s Employer Identification Number	92-2008841
Plan Administrator
With respect to officers subject to Section 16 of the Securities Exchange Act of 1934, as amended, the Plan Administrator is the Talent Committee of the Board. With respect to all other individuals eligible to participate in the Plan, the Plan Administrator is the Senior Vice President, Total Rewards, of Solventum or his or her successor.
Send correspondence (including claims & appeals) to: Severance Administration
Solventum Corporation
1750 Yankee Doodle Road
Eagan, MN 55121

Agent for Services of Legal Process
Solventum's agent for the service of legal process against the Plan is:
Corporation Service Company 251 Little Falls Drive Wilmington, DE 19808
Service of legal process also may be served on the Plan Administrator.

VIII.Employee Retirement Income Security Act (ERISA) Statement of Rights About your ERISA Rights
As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants will be entitled to the information as described in this section.
Receive Information About Your Plan and Benefits. ERISA provides that all Plan participants will be entitled to:
1.Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as work sites, all documents governing the Plan, including insurance contracts, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration (EBSA) at:
Public Disclosure Room
Employee Benefits Security Administration
U.S. Department of Labor
200 Constitution Avenue, N.W. Washington, D.C. 20210.

2.Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including insurance contracts and copies of the latest annual report (Form 5500 Series) and updated summary plan description (“SPD”). The Plan Administrator may make a reasonable charge for the copies.
3.Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.
Prudent Actions by Plan Fiduciaries. In addition to creating rights for Plan participants ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.
Enforce Your Rights. If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court after exhausting the Plan’s claim and appeal procedure. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. If you file suit against the Plan, the court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
Assistance with Your Questions. If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration (EBSA), U.S. Department of Labor, listed in your telephone directory or the

Division of Technical Assistance and Inquiries Employee Benefits Security Administration
U.S. Department of Labor
200 Constitution Avenue N.W. Washington, D.C. 20210.

You may also obtain certain publications about your rights and responsibilities under ERISA by:
•Contacting the publications hotline of the EBSA at (866) 444-3272;
•Logging on to the Internet at dol.gov/ebsa; or
•Contacting the EBSA field office nearest you.

Schedule A to the Solventum Executive Severance Plan Severance Pay for the Chief Executive Officer
If you become a Plan Participant by signing the Severance Agreement and satisfying all other eligibility requirements, you will receive the severance payments described below.
1.Payment of the annual base salary you otherwise would have earned if you remained employed through the date that is twenty-four (24) months following your Separation Date (the “Severance Period Expiration Date”), payable, in Solventum’s sole discretion, either:
a)in substantially equal installments in accordance with Solventum’s regular payroll practices; or
b)as a lump sum as soon as practicable following the date that is sixty (60) days after your Separation Date, in each case subject to Section VI.F of the Plan.
2.Continued payment of all Annual Incentive Plan payments that you otherwise would have been entitled to receive if you remained employed by Solventum through the Severance Period Expiration Date. In the event the Severance Period Expiration Date occurs prior to the completion of an Annual Incentive Plan measurement year, you will receive a prorated amount for such year based on the number of calendar days in such year preceding the Severance Period Expiration Date. The amount of each Annual Incentive Plan payment (or prorated payment) to which you may become entitled will be calculated in accordance with the terms of the Annual Incentive Plan based on actual results for the relevant Annual Incentive Plan measurement year; provided, however, that the maximum amount payable to you with respect to any period following your Separation Date shall not exceed one hundred percent (100%) of the prorated target annual incentive compensation opportunity that otherwise would have been in effect for such period if you instead remained employed with the Company. For purposes of calculating such payments, your performance rating for the year of termination shall be the final performance rating shown for you in Solventum’s human resources management system on the last day of the applicable measurement year (or, if no such performance rating is assigned to you for such year, a performance rating of “fully meets expectations” or equivalent) and for each year thereafter, if any, your performance rating shall be a rating of “fully meets expectations” or equivalent. Each Annual Incentive Plan payment (or prorated payment) will be distributed to you no later than March 15 of the year following the relevant Annual Incentive Plan measurement year.
Note: If you participate in the Annual Incentive Plan and you retire (within the meaning of the Annual Incentive Plan), you may be eligible to receive a prorated amount of the Annual Incentive Plan payment that otherwise would have been payable to you for the year of your retirement, regardless of whether you become a Plan Participant. The prorated amount for which you may be eligible, however, would be calculated based on the number of days worked prior to your Separation Date (i.e., without regard to the additional period between your Separation Date and the Severance Period Expiration Date).
3.A lump-sum cash payment equal to the amount of the COBRA premiums (determined using the COBRA premiums in effect on your Separation Date) required to continue the Solventum medical and dental coverage in effect for you, your spouse, and your dependents on your Separation Date through the Severance Period Expiration Date, with the payment occurring on the date of the first payment made pursuant to item 1 of this Schedule (above) and subject to all applicable Federal (including FICA), state, and/or local taxes in effect at the time of payment, as well as all legally required withholdings (e.g., tax levy, garnishment). You may, but are not obligated to, use such payment towards the cost of COBRA coverage.
If you are eligible to retire and otherwise eligible for COBRA, you can elect to continue coverage through COBRA under the medical and dental plans that covered you as an active employee. However, if you elect to continue your active employee medical plan coverage through COBRA, you and your family will not be eligible for Solventum retiree medical benefits at any time (including after COBRA ends), even if you otherwise were eligible for those benefits. Continuation of your active employee dental plan coverage through COBRA will not impact your eligibility for Solventum retiree medical benefits.
In calculating the benefits described above, your annual base salary and target Annual Incentive Plan payment will be your annual base salary and target Annual Incentive Plan payment as in effect on your Separation Date (or if you voluntarily terminate for Good Reason as a result of a material diminution in your base salary or annual planned cash compensation, your annual base salary and target Annual Incentive Plan payment as in effect immediately prior to any such material diminution).

Notwithstanding anything herein to the contrary, the cash payments and benefits provided to you pursuant to items 1, 2, and 3 of this Schedule shall reduce, on a dollar-for-dollar basis but not below $0, any payments you may otherwise become entitled to under your applicable Employee Agreement, provided that such reduction shall be applied consistent with section 409A of the Code.

Schedule B to the Solventum Executive Severance Plan
Severance Pay for Chief Executive Officer Direct Reports
If you become a Plan Participant by signing the Severance Agreement and satisfying all other eligibility requirements, you will receive the severance payments described below.
1.Payment of the annual base salary you otherwise would have earned if you remained employed through the date that is eighteen (18) months following your Separation Date (the “Severance Period Expiration Date”), payable, in Solventum’s sole discretion, either:
a)in substantially equal installments in accordance with Solventum’s regular payroll practices; or
b)as a lump sum as soon as practicable following the date that is sixty (60) days after your Separation Date, in each case subject to Section VI.F of the Plan, provided that this eighteen (18) month Severance Period Expiration Date shall apply only if you are a Chief Executive Officer direct report as of the Effective Date of the Plan and your Separation Date occurs on or before May 31, 2028. If your employment with Solventum begins after the Plan Effective Date or if your Separation Date occurs after May 31, 2028, the Severance Period Expiration Date shall be twelve (12) months following your Separation Date.
2.Continued payment of all Annual Incentive Plan payments that you otherwise would have been entitled to receive if you remained employed by Solventum through the Severance Period Expiration Date. In the event the Severance Period Expiration Date occurs prior to the completion of an Annual Incentive Plan measurement year, you will receive a prorated amount for such year based on the number of calendar days in such year preceding the Severance Period Expiration Date. The amount of each Annual Incentive Plan payment (or prorated payment) to which you may become entitled will be calculated in accordance with the terms of the Annual Incentive Plan based on actual results for the relevant Annual Incentive Plan measurement year; provided, however, that the maximum amount payable to you with respect to any period following your Separation Date shall not exceed one hundred percent (100%) of the prorated target annual incentive compensation opportunity that otherwise would have been in effect for such period if you instead remained employed with the Company. For purposes of calculating such payments, your performance rating for the year of termination shall be the final performance rating shown for you in Solventum’s human resources management system on the last day of the applicable measurement year (or, if no such performance rating is assigned to you for such year, a performance rating of “fully meets expectations” or equivalent) and for each year thereafter, if any, your performance rating shall be a rating of “fully meets expectations” or equivalent. Each Annual Incentive Plan payment (or prorated payment) will be distributed to you no later than March 15 of the year following the relevant Annual Incentive Plan measurement year.
Note: If you participate in the Annual Incentive Plan and you retire (within the meaning of the Annual Incentive Plan), you may be eligible to receive a prorated amount of the Annual Incentive Plan payment that otherwise would have been payable to you for the year of your retirement, regardless of whether you become a Plan Participant. The prorated amount for which you may be eligible, however, would be calculated based on the number of days worked prior to your Separation Date (i.e., without regard to the additional period between your separation date and the Severance Period Expiration Date).
3.A lump-sum cash payment equal to the amount of the COBRA premiums (determined using the COBRA premiums in effect on your Separation Date) required to continue the Solventum medical and dental coverage in effect for you, your spouse, and your dependents on your Separation Date through the Severance Period Expiration Date, with the payment occurring on the date of the first payment made pursuant to item 1 of this Schedule (above) and subject to all applicable Federal (including FICA), state, and/or local taxes in effect at the time of payment, as well as all legally required withholdings (e.g., tax levy, garnishment). You may, but are not obligated to, use such payment towards the cost of COBRA coverage.
If you are eligible to retire and otherwise eligible for COBRA, you can elect to continue coverage through COBRA under the medical and dental plans that covered you as an active employee. However, if you elect to continue your active employee medical plan coverage through COBRA, you and your family will not be eligible for Solventum retiree medical benefits at any time (including after COBRA ends), even if you otherwise were eligible for those benefits. Continuation of your active employee dental plan coverage through COBRA will not impact your eligibility for Solventum retiree medical benefits

In calculating the benefits described above, your annual base salary and target Annual Incentive Plan payment will be your annual base salary and target Annual Incentive Plan payment as in effect on your Separation Date (or if you voluntarily terminate for Good Reason as a result of a material diminution in your base salary or annual planned cash compensation, your annual base salary and target Annual Incentive Plan payment as in effect immediately prior to any such material diminution).
Notwithstanding anything herein to the contrary, the cash payments and benefits provided to you pursuant to items 1, 2, and 3 of this Schedule shall reduce, on a dollar-for-dollar basis but not below $0, any payments you may otherwise become entitled to under your applicable Employee Agreement, provided that such reduction shall be applied consistent with section 409A of the Code.

Schedule C to the Solventum Executive Severance Plan
Severance Pay for All Eligible Employees at the Job Grade L1 or L2 Level (or Equivalent) Who Are Not Chief Executive Officer Direct Reports
If you become a Plan Participant by signing the Severance Agreement and satisfying all other eligibility requirements, you will receive the severance payments described below.
1.Payment of the annual base salary you otherwise would have earned if you remained employed through the date that is twelve (12) months following your Separation Date (the “Severance Period Expiration Date”), payable, in Solventum’s sole discretion, either:
a)in substantially equal installments in accordance with Solventum’s regular payroll practices; or
b)as a lump sum as soon as practicable following the date that is sixty (60) days after your Separation Date, in each case subject to Section VI.F of the Plan.
2.Continued payment of all Annual Incentive Plan payments that you otherwise would have been entitled to receive if you remained employed by Solventum through the Severance Period Expiration Date. In the event the Severance Period Expiration Date occurs prior to the completion of an Annual Incentive Plan measurement year, you will receive a prorated amount for such year based on the number of calendar days in such year preceding the Severance Period Expiration Date. The amount of each Annual Incentive Plan payment (or prorated payment) to which you may become entitled will be calculated in accordance with the terms of the Annual Incentive Plan based on actual results for the relevant Annual Incentive Plan measurement year; provided, however, that the maximum amount payable to you with respect to any period following your Separation Date shall not exceed one hundred percent (100%) of the prorated target annual incentive compensation opportunity that otherwise would have been in effect for such period if you instead remained employed with the Company. For purposes of calculating such payments, your performance rating for the year of termination shall be the final performance rating shown for you in Solventum’s human resources management system on the last day of the applicable measurement year (or, if no such performance rating is assigned to you for such year, a performance rating of “fully meets expectations” or equivalent) and for each year thereafter, if any, your performance rating shall be a rating of “fully meets expectations” or equivalent. Each Annual Incentive Plan payment (or prorated payment) will be distributed to you no later than March 15 of the year following the relevant Annual Incentive Plan measurement year.
Note: If you participate in the Annual Incentive Plan and you retire (within the meaning of the Annual Incentive Plan), you may be eligible to receive a prorated amount of the Annual Incentive Plan payment that otherwise would have been payable to you for the year of your retirement, regardless of whether you become a Plan Participant. The prorated amount for which you may be eligible, however, would be calculated based on the number of days worked prior to your Separation Date (i.e., without regard to the additional period between your Separation Date and the Severance Period Expiration Date).
3.A lump-sum cash payment equal to the amount of the COBRA premiums (determined using the COBRA premiums in effect on your Separation Date) required to continue the Solventum medical and dental coverage in effect for you, your spouse, and your dependents on your Separation Date through the Severance Period Expiration Date, with the payment occurring on the date of the first payment made pursuant to item 1 of this Schedule (above) and subject to all applicable Federal (including FICA), state, and/or local taxes in effect at the time of payment, as well as all legally required withholdings (e.g., tax levy, garnishment). You may, but are not obligated to, use such payment towards the cost of COBRA coverage.
If you are eligible to retire and otherwise eligible for COBRA, you can elect to continue coverage through COBRA under the medical and dental plans that covered you as an active employee. However, if you elect to continue your active employee medical plan coverage through COBRA, you and your family will not be eligible for Solventum retiree medical benefits at any time (including after COBRA ends), even if you otherwise were eligible for those benefits. Continuation of your active employee dental plan coverage through COBRA will not impact your eligibility for Solventum retiree medical benefits.
In calculating the benefits described above, your annual base salary and target Annual Incentive Plan payment will be your annual base salary and target Annual Incentive Plan payment as in effect on your Separation Date (or if you voluntarily terminate for Good Reason as a result of a material diminution in your base salary or annual planned cash compensation, your annual base salary and target Annual Incentive Plan payment as in effect immediately prior to any such material diminution).
Notwithstanding anything herein to the contrary, the cash payments and benefits provided to you pursuant to items 1 2, and 3 of this Schedule shall reduce, on a dollar-for-dollar basis but not below $0, any payments you may otherwise become entitled to under your applicable Employee Agreement, provided that such reduction shall be applied consistent with section 409A of the Code.

Schedule D to the Solventum Executive Severance Plan
Severance Pay for All Eligible Employees at the Job Grade L3 Level (or Equivalent)
If you become a Plan Participant by signing the Severance Agreement and satisfying all other eligibility requirements, you will receive the severance payments described below.
1.Payment of the annual base salary you otherwise would have earned if you remained employed through the date that is nine (9) months following your Separation Date (the “Severance Period Expiration Date”), payable, in Solventum’s sole discretion, either:
a)in substantially equal installments in accordance with Solventum’s regular payroll practices; or
b)as a lump sum as soon as practicable following the date that is sixty (60) days after your Separation Date, in each case subject to Section VI.F of the Plan.
2.Continued payment of all Annual Incentive Plan payments that you otherwise would have been entitled to receive if you remained employed by Solventum through the Severance Period Expiration Date. In the event the Severance Period Expiration Date occurs prior to the completion of an Annual Incentive Plan measurement year, you will receive a prorated amount for such year based on the number of calendar days in such year preceding the Severance Period Expiration Date. The amount of each Annual Incentive Plan payment (or prorated payment) to which you may become entitled will be calculated in accordance with the terms of the Annual Incentive Plan based on actual results for the relevant Annual Incentive Plan measurement year; provided, however, that the maximum amount payable to you with respect to any period following your Separation Date shall not exceed one hundred percent (100%) of the prorated target annual incentive compensation opportunity that otherwise would have been in effect for such period if you instead remained employed with the Company. For purposes of calculating such payments, your performance rating for the year of termination shall be the final performance rating shown for you in Solventum’s human resources management system on the last day of the applicable measurement year (or, if no such performance rating is assigned to you for such year, a performance rating of “fully meets expectations” or equivalent) and for each year thereafter, if any, your performance rating shall be a rating of “fully meets expectations” or equivalent. Each Annual Incentive Plan payment (or prorated payment) will be distributed to you no later than March 15 of the year following the relevant Annual Incentive Plan measurement year.
Note: If you participate in the Annual Incentive Plan and you retire (within the meaning of the Annual Incentive Plan), you may be eligible to receive a prorated amount of the Annual Incentive Plan payment that otherwise would have been payable to you for the year of your retirement, regardless of whether you become a Plan Participant. The prorated amount for which you may be eligible, however, would be calculated based on the number of days worked prior to your Separation Date (i.e., without regard to the additional period between your Separation Date and the Severance Period Expiration Date).
3.A lump-sum cash payment equal to the amount of the COBRA premiums (determined using the COBRA premiums in effect on your Separation Date) required to continue the Solventum medical and dental coverage in effect for you, your spouse, and your dependents on your Separation Date through the Severance Period Expiration Date, with the payment occurring on the date of the first payment made pursuant to item 1 of this Schedule (above) and subject to all applicable Federal (including FICA), state, and/or local taxes in effect at the time of payment, as well as all legally required withholdings (e.g., tax levy, garnishment). You may, but are not obligated to, use such payment towards the cost of COBRA coverage.
If you are eligible to retire and otherwise eligible for COBRA, you can elect to continue coverage through COBRA under the medical and dental plans that covered you as an active employee. However, if you elect to continue your active employee medical plan coverage through COBRA, you and your family will not be eligible for Solventum retiree medical benefits at any time (including after COBRA ends), even if you otherwise were eligible for those benefits. Continuation of your active employee dental plan coverage through COBRA will not impact your eligibility for Solventum retiree medical benefits.
In calculating the benefits described above, your annual base salary and target Annual Incentive Plan payment will be your annual base salary and target Annual Incentive Plan payment as in effect on your Separation Date (or if you voluntarily terminate for Good Reason as a result of a material diminution in your base salary or annual planned cash compensation, your annual base salary and target Annual Incentive Plan payment as in effect immediately prior to any such material diminution).
Notwithstanding anything herein to the contrary, the cash payments and benefits provided to you pursuant to items 1, 2 and 3 of this Schedule shall reduce, on a dollar-for-dollar basis but not below $0, any payments you may otherwise become entitled to under your applicable Employee Agreement, provided that such reduction shall be applied consistent with section 409A of the Code.